Exhibit 10.2

LIMITED GUARANTY

THIS LIMITED GUARANTY, dated as of May 26, 2015 (this “Limited Guaranty”) by Sillerman Investment Company III LLC, a Delaware limited liability company (the “Guarantor”), to and in favor of SFX Entertainment, Inc., a Delaware corporation (the “Company”).  Reference is made to the Agreement and Plan of Merger, dated as of May 26, 2015 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, SFXE Acquisition LLC, a Delaware limited liability company (“Purchaser”), and SFXE Merger Sub Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.             Limited Guaranty.  To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably, primarily and unconditionally guarantees to the Company, subject to the terms and conditions hereof, the payment by Purchaser of the Purchaser Termination Fee, when and if required to be paid by Purchaser to the Company pursuant to Section 8.3(b) of the Merger Agreement (the “Guaranteed Obligation”), provided that the maximum aggregate monetary liability of the Guarantor to the Company hereunder shall not exceed the amount of the Purchaser Termination Fee, as determined pursuant to Section 8.3(b) of the Merger Agreement (the “Maximum Amount”).   It is agreed that (i) this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount, (ii) the Guarantor shall in no event be required to pay the Company, together with any amount paid by Purchaser and Merger Subsidiary with respect to the Guaranteed Obligation, more than the Maximum Amount under or in respect of this Limited Guaranty, and (c) the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guaranty or the Merger Agreement other than as expressly set forth herein.

2.             Terms of Limited Guaranty.

(a)           This Limited Guaranty is one of payment, not merely of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against Purchaser or Merger Sub or whether Purchaser or Merger Sub is joined in any such action or actions.

(b)           If Purchaser or Merger Sub fails to discharge the Guaranteed Obligation when due, then all of the Guarantor’s liabilities to the Company hereunder with respect to the Guaranteed Obligation that have not been discharged shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Purchaser or Merger Sub has failed to perform the Guaranteed Obligation, take any and all actions available hereunder or under applicable Law to collect or cause to be performed any of the Guarantor’s liabilities and obligations hereunder with respect to the Guaranteed Obligation.

(c)           All payments hereunder shall be made in lawful money of the United States, in immediately available funds; provided, however, the Guarantor may, in its sole discretion, satisfy all or a portion of its obligation hereunder by transferring such number of shares of Common Stock beneficially owned by it or its Affiliates with an aggregate value (calculated based on a per share value equal to the Per Share Cash Consideration) equal to such portion of its obligation hereunder, as the Guarantor shall determine in its sole discretion (provided that the Guarantor shall pay the remainder of its obligation hereunder in immediately available funds).  The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

(d)           The liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional irrespective of, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of:

(i)            the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein (other than in the case of fraud by the Company);

(ii)           any change in the corporate existence, structure or ownership of Purchaser or Merger Sub, or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement;

(iii)          any insolvency, bankruptcy, reorganization, dissolution, receivership or other similar proceeding affecting Purchaser or Merger Sub, or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their assets;

(iv)          the existence of any claim, set-off or other right that the Guarantor may have at any time against Purchaser, Merger Sub or the Company, whether in connection with the Guaranteed Obligation or otherwise, other than as a result of the payment of the Guaranteed Obligation in accordance with its terms;

(v)           any failure of the Company to pursue or exhaust any right, remedy, power or privilege it may have against Purchaser or Merger Sub to reduce the liability of the Guarantor; or

(vi)          any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligation in accordance with its terms); provided, however, notwithstanding any provision of this Limited Guaranty to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any obligation of the Guarantor under this Guaranty, any claim, set-off, deduction, defense or release that Purchaser or Merger Subsidiary is entitled to assert against the Company under the Merger Agreement that would relieve each of Purchaser and Merger Subsidiary of the Guaranteed Obligation.

(e)   The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever.  The Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Purchaser, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Purchaser, Merger Sub or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Purchaser, Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Purchaser, Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(f)            The Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Purchaser or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company for the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder for the Guaranteed Obligation as if such payment had not been made.

(g)           Notwithstanding anything in this Limited Guaranty to the contrary, the Guarantor reserves the right to assert, and may assert, any and all defenses which Purchaser or Merger Sub may have to payment or performance of the Guaranteed Obligation.

3.             Waiver of Acceptance, Presentment; Etc.  The Guarantor, to the fullest extent permitted by law, irrevocably waives acceptance hereof, diligence, grace, protest, presentment, demand, notice of non-payment or any notice not provided for herein, other than any notices required under the Merger Agreement.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

4.             Subrogation.  Unless and until all amounts payable by the Guarantor under this Limited Guaranty shall have been paid in full pursuant to the terms and conditions hereof, (a) the Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Purchaser or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against Purchaser or Merger Sub (including any right that would result in the Guarantor being deemed a creditor of Purchaser or Merger Sub pursuant to this Limited Guaranty under the United States Bankruptcy Code), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Purchaser or Merger, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and (b) the Guarantor shall not exercise any such rights.  If any amount shall be paid to the Guarantor by Purchaser or Merger Sub in violation of the immediately preceding sentence at any time prior to the payment in full of all amounts payable under this Limited Guaranty pursuant to the terms and conditions hereof, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guaranty.

5.             Sole Remedy.  The Company acknowledges and agrees that the sole assets of Purchaser are cash in a de minimis amount and Purchaser’s rights under the Merger Agreement, and that no additional funds are expected to be contributed to Purchaser unless and until the Closing occurs. The Company further agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor, any former, current or future, direct or indirect controlling person, director, officer, employee, agent or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing, in each case, other than Purchaser or any successor entity (each such Person, a “Related Person”), through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Purchaser against the Guarantor or any Related Person, except for (x) its rights against the Guarantor under this Limited Guaranty or enforcement of such rights against the Guarantor and (y) claims by the Company against Purchaser or Merger Subsidiary in accordance with the Merger Agreement.  Recourse against the Guarantor under this Limited Guaranty and in accordance with Section 9.13 of the Merger Agreement shall be the sole and exclusive remedy of the Company, its Affiliates and Subsidiaries and their respective equityholders against the Guarantor and any Related Person (other than Purchaser and Merger Sub under the Merger Agreement) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, provided that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to the Maximum Amount as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates and subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Person (other than Purchaser or Merger Sub under the Merger Agreement), except for claims of the Company against the Guarantor (i) under this Limited Guaranty, (ii) seeking to enforce this Limited Guaranty against the Guarantor, or (iii) in accordance with Section 9.13 of the Merger Agreement.

6.             Continuing Guaranty.  Unless terminated pursuant to Section 7 hereof, this Limited Guaranty is a continuing guarantee, may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors, transferees and assigns.

7.             Termination.  This Limited Guaranty shall terminate and the Guarantor shall have no further rights or obligations under this Limited Guaranty as of the earlier of (i) the Effective Time, (ii) in the event the Merger Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv), upon the satisfaction in full of the Guaranteed Obligation, and (iii) the valid termination of the Merger Agreement in accordance with its terms (other than any termination by the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv) thereof).  In the event that the Company or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guaranty or the Merger Agreement that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 5 hereof relating to the sole and exclusive remedies of the Company, its Affiliates and Subsidiaries and their respective equityholders against the Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, the obligations of the Guarantor under this Limited Guaranty shall terminate automatically and shall thereupon be null and void, and upon such termination, neither the Guarantor nor any Related Person shall have any liability or obligation to the Company, its Affiliates and Subsidiaries and their respective equityholders in respect of this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby and thereby other than (a) the liability of the Guarantor under this Limited Guaranty (subject to the terms and conditions hereof) or (b) in accordance with Section 9.13 of the Merger Agreement.

8.             Entire Agreement; Third Party Beneficiaries.  This Limited Guaranty, together with the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Purchaser, Merger Sub and the Guarantor or any of their Affiliates on the one hand, and the Company or any of its Affiliates on the other hand. This Limited Guaranty is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.             Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Purchaser, Merger Sub or any other Person now or hereafter liable for the Guaranteed Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder.

10.          Counterparts.  This Limited Guaranty may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

11.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile with confirmation of transmission by the transmitting equipment, or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers or at such other addresses or facsimile numbers as shall be specified by the parties by like notice:

if to the Guarantor, to:

Sillerman Investment Company III LLC
430 Park Avenue, Sixth Floor
New York, NY 10022
Attention:  Robert F. X. Sillerman

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter and Abigail Bomba
Fax No.:  (212) 859-4000

if to the Company, to:

SFX Entertainment, Inc.
902 Broadway, 15th Floor
New York, New York 10010
Attention:  Richard Rosenstein
Fax No.:  (646) 417-7393

with a copy to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Michael J.W. Rennock
Fax No.:  (212) 506-3950

12.          Governing Law.  This Limited Guaranty shall be interpreted, governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

13.          Submission to Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Limited Guaranty and of the documents referred to in this Limited Guaranty, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Limited Guaranty or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Limited Guaranty or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined only in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

14.          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.          Representations, Warranties and Covenants.  The Guarantor hereby represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) the execution, delivery and performance of this Limited Guaranty are within the Guarantor’s powers, have been duly authorized by all necessary action and do not violate the Guarantor’s certificate of formation or limited liability company agreement or any law, order or contractual restriction binding on the Guarantor; (c) any governmental and other consents required with respect to the execution, delivery and performance of this Guarantee by the Guarantor have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (d) this Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other laws affecting enforcement of creditors’ rights in general and general principles of equity); and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds and properties necessary for the Guarantor to fulfill its Guaranteed Obligation under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 6 hereof.

16.          Successors and Assigns.  This Guarantee shall inure to the benefit of and be binding upon the successors and permitted assigns of the Guarantor and the Company.  This Guarantee shall not be assigned or otherwise transferred, in whole or in part, by the Guarantor or the Company without the prior written consent of the other, which consent shall not be withheld unreasonably.

17.          Severability.  The provisions of this Limited Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Limited Guaranty, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Limited Guaranty and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  If any provision of this Limited Guaranty is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.          Costs of Enforcement.  In the event that any proceeding is instituted concerning or arising out of this Limited Guaranty, the prevailing party shall recover all of such party’s reasonable costs and reasonable attorneys’ fees incurred in connection with such proceeding, including any and all appeals and petitions therefrom. Any such amounts payable by the Guarantor shall not count towards the Maximum Amount.

19.          Affiliates. For purposes of this Limited Guaranty, none of Purchaser, Merger Sub, the Guarantor or Mr. Sillerman shall be deemed an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries shall be deemed Affiliates of Purchaser, Merger Sub, the Guarantor or Mr. Sillerman.

20.          Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Limited Guaranty as of the date first written above.

Sillerman Investment Company III LLC

By:	/s/ Robert Sillerman
	Name:	Robert F.X. Sillerman
	Title:	Manager and Sole Member